EXHIBIT-99.1
FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc.
3900 Lakebreeze Avenue North
Minneapolis, MN 55429
(763) 592-2200
Investor Relations Contact:
ICR
Kathleen Heaney (203) 803-3585
ir@cariboucoffee.com

CARIBOU COFFEE ANNOUNCES APPOINTMENT OF
TWO NEW INDEPENDENT BOARD MEMBERS
MINNEAPOLIS, MINNESOTA, AUGUST 27, 2007. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest U.S.-based company-owned gourmet coffeehouse operator based on the number of coffeehouses, today announced that Sarah Palisi Chapin and Gary Graves have been appointed members of its Board of Directors. Both Ms. Palisi Chapin and Mr. Graves will serve as independent Board members.
Sarah Palisi Chapin, is a founding partner in The Chain Gang, a private equity restaurant investment practice. Previously she was CEO and then Chair of Enersyst Development Center, a research and development intellectual property, food and technology incubator. Ms. Palisi Chapin has also held executive positions with PepsiCo and Grand Metropolitan’s Burger King.
Ms. Palisi Chapin holds a Bachelor of Science degree from Purdue University. She currently serves on the board of directors of Sandstone, IRM and PrimeSource Foodservice Equipment and has previously served on the boards of Jersey Mike’s Subs and Maggie Moo’s.
Gary Graves recently served as President and Chief Executive Officer for La Petite Academy, where he was responsible for one of the leading for-profit preschool educational facilities in the United States. Earlier in his career, he held executive roles with InterParking, Inc. and Boston Market, Inc. and held various positions in operations with PepsiCo.

Mr. Graves holds a Bachelor of Science degree in Chemical Engineering from the University of Michigan and a Masters of Business Administration degree from the University of Chicago. He is currently a member of the Make-A-Wish Foundation Board of Directors.
Michael J. Coles, Caribou’s Chairman and Chief Executive Officer commented, “Ms. Palisi Chapin and Mr. Graves bring added dimensions of leadership to the Caribou Coffee Board of Directors with their combined experience in operations, franchising, brand and business strategy and new country investments. Their leadership in the restaurant industry will strengthen Caribou Coffee’s strategic focus and growth.” Added, Mr. Coles, “Sarah and Gary are recognized experts in the restaurant industry, with distinguished careers that encompass significant achievements across many aspects of the restaurant industry. The expertise that they can provide further strengthens our already distinguished Board and will be invaluable as we execute on our growth strategy while maintaining our core focus on providing a quality cup of coffee and experience to our customers. Caribou Coffee is pleased to welcome Sarah and Gary to our Board of Directors.”
Ms. Palisi Chapin and Mr. Graves join the current Caribou Coffee Board of Directors, comprised of the following leadership: Michael J. Coles, Chairman and Chief Executive Officer, Caribou Coffee; Kip R. Caffey, Managing Director of Cary Street Partners, LLC;
Wallace B. Doolin, Chairman of the Board of Directors and Chief Executive Officer of BUCA, Inc., Charles L. Griffith, Executive Director of Arcapita; Jeffrey C. Neal, retired from Merrill Lynch & Co. Inc.; and Charles H. Ogburn, Executive Director of Arcapita.
ABOUT THE COMPANY
Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of July 1, 2007, Caribou Coffee had 480 coffeehouses, including 39 licensed locations. Caribou Coffee’s coffeehouses are located in 18 states and the District of Columbia, as well as in several venues outside the United States. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and a unique style of customer service. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.